UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to § 240.14a-12
SenoRx, Inc.

(Name of Registrant as Specified In Its Charter)

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June 16, 2010

Dear Fellow Stockholder:

According to our latest records, we have not yet received your proxy for the important Special Meeting of Stockholders of SenoRx, Inc., to be held on July 1, 2010, for which we have previously sent you proxy materials.  Your Board of Directors unanimously recommends that stockholders vote FOR both proposals on the agenda, including the adoption of the merger agreement with C. R. Bard, Inc.

Since adoption of the merger agreement with C. R. Bard, Inc. requires the affirmative vote of a majority of the outstanding shares, your vote is important, no matter how many or how few shares you may own.  If you fail to vote, it will have the same effect as a vote against the proposed merger.  To make sure your shares are represented, please vote by telephone or Internet, or by signing, dating and returning the enclosed proxy card today.

Thank you for your cooperation.

Very truly yours,
John T. Buhler
Chief Executive Officer, President and Director

IMPORTANT – TIME IS SHORT!

You may vote your shares by telephone or Internet, as well as by mail.
Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.